                                                                    EXHIBIT 12.1

                                NETEASE.COM, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                For the Six Months
                                                       For the Year Ended December 31,                            Ended June 30,
                                                       -------------------------------                            --------------
                                   1998       1999          2000           2001          2002        2002        2003       2003
                                   ----       ----          ----           ----          ----        ----        ----       ----
                                    RMB        RMB           RMB            RMB           RMB         USD         RMB        USD
                                                                                                    (Note)                 (Note)
Fixed Charges:
   Interest ...................       --           --      2,589,735      9,882,874    1,401,041    169,257           --
   One-third of rental
    expenses ..................       --      133,333      2,300,000      2,933,333    2,455,581    296,654    1,177,831     142,291
        Total fixed charges ...       --      133,333      4,889,735     12,816,207    3,856,622    465,911    1,177,831     142,291
                                 ---------------------------------------------------------------------------------------------------

Earnings:
   Profit (loss) before tax ...  367,201  (51,902,915)  (169,268,799)  (233,163,914)  13,905,750  1,679,925  150,766,816  18,213,832
   Fixed charges ..............       --      133,333      4,889,735     12,816,207    3,856,622    465,911    1,177,831     142,291
    Capitalized interest ......       --           --             --             --           --         --           --          --
       Total earnings .........  367,201  (51,769,582)  (164,379,064)  (220,347,707)  17,762,372  2,145,836  151,944,647  18,356,123
                                 ---------------------------------------------------------------------------------------------------

Ratio of Earnings to
Fixed Charges: ................      N/A          N/A            N/A            N/A         4.61       4.61       129.00      129.00
                                 ---------------------------------------------------------------------------------------------------

Earnings Which Would
Have Been Required to
Achieve a Ratio of 1:1: .......       --   51,902,915    169,268,799    233,163,914           --         --           --          --
                                 ---------------------------------------------------------------------------------------------------

     ____________

     Note: The conversion of RMB into U.S. dollars is based on the noon buying rate of USD1.00=RMB8.2776 on June 30, 2003 in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at that rate on June 30, 2003, or at any other rate.